Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (333-185447) on Form S-8, of our report dated May 15, 2013, relating to the audit of the consolidated financial statements of X-Factor Communications Holdings, Inc. and its predecessor X-Factor Communications, LLC (collectively, the “Company”), included in its Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission.

Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC
Morristown, New Jersey
May 15, 2013